UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2008

MICROMED CARDIOVASCULAR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51487	98-0228169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8965 Interchange Drive

Houston, Texas 77054

(Address of principal executive offices) (Zip Code)

(713) 838-9210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The company has reached a nonbinding agreement in principle with a potential investor to provide up to $10 million in financing to fund the company’s operations. The form of financing contemplated by the company and the potential investor is an unsecured convertible note. If the transaction closes, it would provide $1 million in immediate funding, with the remaining $9 million funded over a period of up to thirty months. The potential investor would have the option of converting the outstanding principle and interest due under the note into shares of the company’s common stock at a conversion rate of $0.02 per share. Conversion of amounts over $1 million would require an amendment to the company’s Certificate of Incorporation to increase the number of authorized shares of common stock, which is currently 100,000,000 shares. Unconverted amounts of principal would accrue interest at a rate of 7.5% per annum and be repaid over a 24-month period beginning February 2011. The closing of the transaction is subject to the completion of definitive documents and approval of the board of directors. While the company anticipates that the closing of this potential transaction could occur sometime between January 31 and March 31, 2008, the company can provide no assurance that the transaction will indeed close.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.
(Registrant)

/s/ ROBERT BENKOWSKI

Robert Benkowski,

Chief Executive Officer

DATE: January 23, 2008